Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTING FIRM

        We hereby consent to the incorporation in this Registration Statement on Form SB-2 of our report dated February 24, 2005 relating to the consolidated balance sheet of Chembio Diagnostics Inc. and Subsidiary as of December 31, 2004 and the consolidated statements of operations, stockholders’ equity and cash flows for the two years in the period ended December 31, 2004. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Lazar Levine & Felix LLP
/s/ Lazar Levine & Felix LLP

March 25, 2005